EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio
in excess of the 99
consecutive series or
portfolios permitted by the
form.

Series Number    Series Name
Is this the last filing for
this series? (Y or N)

100     Oak Ridge Dynamic
Small Cap Fund
N
101     Oak Ridge
International Small Cap Fund
N
111     Oak Ridge Disciplined
Growth Fund
N


Please refer to the Oak Ridge
semi-annual report to
shareholders dated November
30, 2017 to be filed on Form
N-CSR for additional
information concerning the
Fund.